Exhibit 8.1

List of Subsidiaries and Consolidated Affiliated Entities of YY Inc.

Place of Incorporation

Subsidiaries
Duowan Entertainment Corp.	BVI
NeoTasks Inc.	Cayman Islands
NeoTasks Limited	Hong Kong
Guangzhou Huanju Shidai Information Technology Co., Ltd.	PRC
Huanju Shidai Technology (Beijing) Co., Ltd.	PRC
Zhuhai Duowan Information Technology Co., Ltd.	PRC
Zhuhai Huanju Shidai Information Technology Co., Ltd.	PRC

Consolidated Affiliated Entities
Beijing Tuda Science and Technology Co., Ltd.	PRC
Guangzhou Huaduo Network Technology Co., Ltd.	PRC
Guangzhou Juhui Information Technology Co., Ltd.*	PRC
Guangzhou Huanju Media Co., Ltd.*	PRC
Beijing Huanqiu Chuangzhi Software Co., Ltd.*	PRC
Zhengrenqiang and His Partners Education Technology (Beijing) Co., Ltd.*	PRC
Beijing Dubooker Culture Communication Co., Ltd.*	PRC
Beijing Huanqiu Xingxue Technology Development Co., Ltd.*	PRC
Guangzhou Zhuque Information Technology Co., Ltd.*	PRC

 * Wholly owned subsidiaries of Guangzhou Huaduo Network Technology Co., Ltd..